UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):

November 20, 2013

Bank of Commerce Holdings

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-25135	94-2823865
(Commission File Number)	IRS Employer Identification No.

1901 Churn Creek Road

Redding, California 96002

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (530) 722-3939

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 20, 2013, Bank of Commerce Holdings (the “Company”) announced the appointment of Randall S. Eslick as the President and Chief Executive Officer of the Company and its bank subsidiary, Redding Bank of Commerce (the “Bank”). Mr. Eslick previously served as Regional President of Roseville Bank of Commerce, and succeeds Patrick J. Moty who has agreed to continue on with the Bank as its Regional President of the Redding region. Mr. Eslick was also appointed to the Boards of Directors of the Company and the Bank, and Mr. Moty resigned as a director from both Boards. A copy of the press release issued by the Company is attached as Exhibit 99.1 to this report and is incorporated in its entirety by reference.

As part of the change in positions, the Company and the Bank amended and restated the current Employment Agreements for Mr. Eslick and Mr. Moty. The material terms, including salaries to be paid to each of Messrs. Eslick and Moty, are discussed below:

Randall S. Eslick. Mr. Eslick’s Amended and Restated Employment Agreement entered into effective November 19, 2013, provides for an annual salary of $265,000 with subsequent increases subject to approval by the board of directors. The term of the agreement is for three years and automatically extends for a one-year period. Mr. Eslick’s agreement provides that if his employment is terminated for specified reasons, then he will receive his then current total compensation, plus accrued profit sharing and vacation, for a period of six months and health insurance benefits for 18 months, or if terminated other than for those reasons, Mr. Eslick will receive total compensation for 12 months and health insurance benefits for 18 months. The employment agreement also provides that in connection with a change in control prior to December 31, 2013, if Mr. Eslick’s duties are diminished in any capacity, Mr. Eslick is entitled to terminate the agreement and will be paid severance pay equal to one times his current total compensation package, and in the event of a change in control and a diminishment of Mr. Eslick’s duties following December 31, 2013, he is entitled to receive two times his current total compensation package. In the event of termination other than a change in control, Mr. Eslick is prohibited from soliciting the Bank’s clients for a period of one year. The agreement further provides that payments to be received by Mr. Eslick will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. Mr. Eslick’s current Salary Continuation Agreement was also amended to increase his payout amount under this agreement to $150,000 for a ten year period.

Patrick J. Moty. Mr. Moty’s Amended and Restated Employment Agreement entered into effective November 19, 2013 provides for an annual salary of $240,000 beginning on January 1, 2014, with subsequent increases subject to annual review. From the effective date of the agreement through the end of 2013, Mr. Moty will continue to receive his current salary. Mr. Moty’s agreement provides that if his employment is terminated for specified reasons, then he will receive his then current total compensation, plus accrued profit sharing and vacation, for a period of six months and health insurance benefits for 12 months, or if terminated other than for those reasons, prior to December 31, 2014, Mr. Moty shall receive an amount equal to one times his total compensation package as of December 31, 2013, and following December 31, 2014, Mr. Moty shall receive an amount equal to one times his then total compensation package to be paid in one lump sum. The employment agreement also provides that in connection with a change in control prior to December 31, 2014, if Mr. Moty’s duties are diminished in any capacity, Mr. Moty is entitled to terminate the agreement and will be paid severance pay equal to two times his total compensation package as of December 31, 2013, and in the event of a change in control and a diminishment of Mr. Moty’s duties following December 31, 2014, he is entitled to receive one times his current total compensation package. In the event of termination other than a change in control, Mr. Moty is prohibited from soliciting the Bank’s clients for a period of one year. The agreement further provides that payments to be received by Mr. Moty will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code.

The foregoing description of the Amended and Restated Employment Agreements does not purport to summarize all of the provisions of the documents and is qualified in its entirety by reference to the Amended and Restated Employment Agreements for Mr. Eslick and Mr. Moty, and Mr. Eslick’s amended Salary Continuation Agreement, which will be filed as exhibits to the Company’s 2013 Annual Report on Form 10-K.

Item 9.01 – Financial Statements and Exhibits

(a) Financial statements - not applicable.

(b) Pro forma financial information - not applicable.

(c) Shell company transactions - not applicable.

(d) Exhibits:

99.1	Press Release issued by the Company dated November 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 20, 2013

/s/ Samuel D. Jimenez
By: Samuel D. Jimenez Executive Vice President and Chief Financial Officer

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